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Exhibit 99.1

Contact:	Jane E. Shaw, Ph.D.	A-24-060601
	(408) 543-2434	FOR IMMEDIATE RELEASE

AEROGEN, INC. ADOPTS STOCKHOLDER RIGHTS PLAN

SUNNYVALE, CALIF., JUNE 6, 2001—Aerogen, Inc. [NASDAQ: AEGN] today announced that its Board of Directors has approved the adoption of a Stockholder Rights Plan under which all stockholders of record as of June 26, 2001 will receive rights to purchase shares of a new series of Preferred Stock. The Rights Plan is designed to enable all Aerogen stockholders to realize the full value of their investment and to provide for fair and equal treatment for all stockholders in the event that an unsolicited attempt is made to acquire Aerogen. The adoption of the Rights Plan is intended as a means to guard against abusive takeover tactics and is not in response to any particular proposal.

    The rights will be distributed as a non-taxable dividend and will expire in ten years from the record date. The rights will be exercisable only if a person or group acquires 15 percent or more of the Aerogen Common Stock or announces a tender offer for 15 percent or more of the Common Stock. If a person or group acquires 15 percent or more of Aerogen's Common Stock, all rights holders except the buyer will be entitled to acquire Aerogen Common Stock at a discount. The effect will be to discourage acquisitions of more than 15 percent of Aerogen's Common Stock without negotiations with Aerogen's Board of Directors.

    The rights will trade with Aerogen's Common Stock, unless and until they are separated upon the occurrence of certain future events. The rights dividend is not taxable to the stockholders. Aerogen's Board of Directors may terminate the Rights Plan at any time or redeem the rights prior to the time a person acquires more than 15 percent of the Aerogen Common Stock. Additional details regarding the Rights Plan will be outlined in a summary to be mailed to all stockholders following the record date.

    Aerogen (www.aerogen.com), a pulmonary drug delivery company, is developing and intends to commercialize inhaler and nebulizer products for the treatment of respiratory disease. The company's core technology enables aerosolization of small molecules, proteins and peptides. Aerogen is also applying its technology to develop products in collaboration with pharmaceutical and biotechnology partners for treatment of respiratory disorders and for pulmonary delivery of drugs to the bloodstream. Four Aerodose™ inhaler products currently in development have advanced to the stage of Phase 2 clinical trials, and additional products are in the feasibility and pre-clinical stages of development.

    To the extent any statements made in this release deal with information that is not historical, these statements are necessarily forward-looking. As such, they are subject to the occurrence of many events outside Aerogen's control and are subject to various risk factors that could cause the company's results to differ materially from those expressed in any forward-looking statement. The risk factors are described in the company's reports filed with the Securities and Exchange Commission and include, without limitation, the inherent risks of product development, clinical outcomes, regulatory risks and risks related to proprietary rights, collaborative partnerships, market acceptance and competition.

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AEROGEN, INC. ADOPTS STOCKHOLDER RIGHTS PLAN